Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors Beneficial Mutual Bancorp, Inc.:

We consent to the use of our report dated March 10, 2014, with respect to the consolidated statements of financial condition of Beneficial Mutual Bancorp, Inc. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years then ended, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

Philadelphia, Pennsylvania

November 24, 2014